Exhibit 10.68

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) between Cardinal Health, Inc., an Ohio corporation (the “Company”) and George L. Fotiades (the “Executive”) is effective May 12, 2006 (the “Amendment Date”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated February 1, 2004, between the Company and the Executive, as amended effective February 4, 2005 (the “Employment Agreement”), pursuant to which the Executive served as the Company’s President and Chief Operating Officer;

WHEREAS, the Company and the Executive mutually agreed to terminate the employment relationship and entered into a Separation Agreement, dated April 17, 2006, specifying that the termination of Executive’s employment on the Termination Date (as defined therein) will qualify as a termination without Cause under Section 4(c) of the Employment Agreement, entitling Executive to the compensation set forth in that Subsection of the Employment Agreement;

WHEREAS, the Employment Agreement specifies that the severance payments called for under Subsection 4(c)(i) be paid monthly in equal installments over the twenty-four (24) month period immediately following the Date of Termination (as defined therein);

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the transition rules applicable under IRS Notice 2005-1 and Proposed Regulations issued under Section 409A of the Code, and specifically to delay payment of the severance payments for at least six months after separation from service as required under Code Section 409A; and

WHEREAS, the Company and the Executive desire to set forth in writing these modifications to the compensation arrangements of the Executive.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree that, effective as of the Amendment Date, the Employment Agreement is amended by deleting Subsection 4(c)(i) of the Employment Agreement in its entirety and replacing said Subsection with the following:

“(i) pay to the Executive an amount equal to two times the sum of (x) the Executive’s Base Salary, at the rate in effect on the day immediately prior to the Date of Termination and (y) the Executive’s Annual Bonus target for the fiscal year of the Company in which the Date of Termination occurs, such amount to be divided into twenty-four (24) equal installments payable as follows: seven (7) installments shall be payable, with interest as described below, as soon as administratively practicable after the date which is six (6) months after the Date of Termination, and one (1) installment shall be payable each month thereafter for a total of seventeen (17) additional months, with interest credited to the first seven (7) installments determined based on the “Prime Rate” (as published in the Wall Street Journal) to the date of payment as though one such installment were allocated to each month between the Date of Termination and the date of payment; and”

Except as specifically amended by the provisions of this Amendment, all terms of the Employment Agreement are unmodified and remain in full force and effect.

CARDINAL HEALTH, INC.

/s/ Robert D. Walter	/s/ George L. Fotiades
Robert D. Walter	GEORGE L. FOTIADES
Executive Chairman of the Board

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